Exhibit 10.5
CONFIDENTIAL TREATMENT REQUESTED UNDER
17 C.F.R. SECTIONS 200.80(b)(4), 200.83 AND 230.24b-2.
[*****] INDICATES OMITTED MATERIAL THAT IS THE
SUBJECT OF A CONFIDENTIAL TREATMENT REQUEST
FILED SEPARATELY WITH THE COMMISSION.
THE OMITTED MATERIAL HAS BEEN FILED
SEPARATELY WITH THE COMMISSION.
SETTLEMENT AND RELEASE AGREEMENT
     This Settlement and Release Agreement (the “Settlement Agreement”) is made and entered into between Sprint Spectrum L.P. (“Sprint”) and Clearwire Communications LLC (“Clearwire”). Sprint and Clearwire may be referred to individually as a “Party” or collectively as “Parties.”
RECITALS
A. The Parties, along with other entities, entered into the 4G MVNO Agreement dated November 28, 2008, which agreement has been amended from time to time (as amended, the “4G MVNO Agreement”). The parties, along with other entities, entered into the MVNO Support Agreement dated as of May 7, 2008, which agreement has been amended from time to time (as amended, the “3G MVNO Agreement”).
B. The parties have numerous disputes about the price and pricing methodology for usage (whether the usage has been invoiced or not and regardless of when the usage was invoiced) and subscribers on Clearwire’s Network and Sprint’s Network from May 7, 2008, to the Effective Date.
C. Clearwire and Sprint have commenced an arbitration proceeding that seeks, among other things, to resolve disputes over the manner in which certain revenue related to the use of “smartphones” on the Clearwire Network and Sprint Network is allocated (the “Smartphone Arbitration”).
D. In order to avoid the costs and risks of litigation and further disputes, the Parties now desire to resolve and settle all of the disputes pertaining to usage and pricing on the Clearwire Network and the Sprint Network from May 7, 2008 through and including December 31, 2010, for Sprint’s End Users’ usage on the Clearwire Network and for Clearwire’s End Users’ usage on the Sprint Network, and through and including March 13, 2011, for the allocation of MSOs Dual-Mode Charges, set out in these recitals (“Disputes”).
AGREEMENT
In consideration of the payment of the settlement amounts and the other promises in this Agreement and in full and final settlement of the Disputes, the Parties agree as follows:
1. Settlement Amount for Sprint’s End Users’ Usage on Clearwire Network. In settlement of all claims relating to Sprint’s End Users’ usage on the Clearwire Network from November 28, 2008 through December 31, 2010; in consideration for the modifications to the 4G MVNO Agreement; in consideration for the modifications to the 3G MVNO Agreement; in consideration for the modifications to the December 23, 2009 Dual Mode Settlement Letter Agreement; in consideration for all other promises contained in the Omnibus Agreement (“Omnibus Agreement”) and all documents attached to the Omnibus Agreement, including this Settlement Agreement; and in consideration for all other modifications described herein, Sprint will pay Clearwire [*****] within 10 business days after the Effective Date via wire transfer. For the sake of clarity, Sprint and Clearwire agree that the foregoing [*****] payment is separate and apart from and in addition to the Wireless Broadband Services Prepayment, the 2011 Take-or-Pay or the 2012 Take-or-Pay described in Schedule 7.1 of the April 2011 Clearwire / Sprint Amendment to the 4G MVNO Agreement. Clear Wireless LLC, an affiliate of Clearwire, provided the services that are a part of the settlement amount in this paragraph. Notwithstanding the role of Clear Wireless LLC, nothing will prevent Sprint from enforcing any rights against Clearwire.
2. Settlement Amount for Clearwire’s Customer’s Usage on Sprint Network. In settlement of all claims relating to Clearwire’s Customer’s usage on the Sprint Network from May 7, 2008, through December 31, 2010, Clearwire will pay Sprint [*****] within 10 business days after the Effective Date via wire transfer.
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3. Allocation of MSOs Dual-Mode Charges. In settlement of all claims relating to allocating retail minus Dual-Mode Charges between Sprint and Clearwire under section 4(c)(iii) of S chedule 7.2 of the 4G MVNO Agreement for the MSO Parties from May 7, 2008 through and including March 13, 2011, Sprint will pay Clearwire [*****] within 10 business days after the Effective Date via wire transfer. Clearwire reserves the right to offer the SIG Parties an amendment to the current retail-minus based unlimited dual mode rate plans to include [*****].
4. Dismissal of Arbitration. Within ten days of the Effective Date, the Parties will jointly deliver instructions to the American Arbitration Association withdrawing the demand for arbitration and terminating the Smartphone Arbitration. Each Party shall pay all of its own costs and expenses associated with or arising out of the Smartphone Arbitration.
5. Contingent Nature of Settlement Agreement. This Settlement Agreement is contingent upon the Parties executing all of the following documents: (1) April 2011 Clearwire / Sprint Amendment to the 4G MVNO Agreement; (2) Sprint / Clearwire First Amendment to the MVNO Support Agreement (3G); (3) First Amendment to the December 23, 2009 Dual Mode Settlement Letter Agreement; (4) Amended and Restated Enhanced In-Building Coverage Deployment Agreement; and (5) Omnibus Agreement.
6. Provision of Information
     6.1 As soon as practicable following any request therefor from Sprint [*****] Clearwire shall provide to Sprint the best available financial information relating to Clearwire and its subsidiaries requested by Sprint to enable Sprint to close its books or accounting records and to issue a press release with respect to its financial results for any quarterly period or fiscal year. The financial information is limited to Clearwire’s statement of operations for the reporting period, including after tax net income/(loss) and net income/(loss) attributable to Clearwire, a shareholders’ equity reconciliation including Sprints ownership interest in Clearwire as of the end of the reporting period and any information required for related party reporting and, if deemed necessary and separately requested by Sprint, Clearwire Corporation’s income/(loss) before income taxes for the reporting period. Clearwire, using its reasonable best efforts, shall provide Sprint additional information or explanation associated with the financial information delivered in accordance with this Section 6.1 necessary for Sprint to close its books for the reporting period. Sprint acknowledges that the financial information provided by Clearwire will be Clearwire’s best estimate as of the date provided and that subsequent material adjustments may be made to the financial information by Clearwire. Clearwire will use its reasonable best efforts to inform Sprint of any material adjustments to the financial information previously provided on a timely basis, including an update of any material known and unresolved issue that could potentially affect amounts previously disclosed by Clearwire to Sprint. The Parties acknowledge that failure by Clearwire to provide materially accurate financial information will not result in a breach of this Settlement Agreement, the 4G MVNO Agreement (as amended), the Omnibus Agreement, the December 23, 2009 Dual Mode Settlement Letter Agreement (as amended), the Sprint/Clearwire First Amendment to the MVNO Support Agreement (3G), the Amended and Restated Enhanced In-Building Coverage Deployment Agreement, or of the Investment Agreement dated as of November 9, 2009.
     6.2 As soon as practicable following the date of receipt of any request therefor from Sprint [*****] Clearwire, using its reasonable best efforts, shall provide to Sprint such information as may be requested by Sprint from time to time to facilitate an offering and sale of debt or equity securities by Sprint or its subsidiaries pursuant to the Securities Act of 1933 (an “Offering”), including providing to Clearwire’s independent registered public accounting firm information, such management representation letters and other documents, as may be required for the delivery by such registered public accounting firm of any consent required for the inclusion of Clearwire’s audited consolidated financial statements in or their incorporation by reference into a registration statement or other offering document used in connection with an Offering. As soon as practicable following the date of receipt of any request therefor from Clearwire, [*****] Sprint, using its reasonable best efforts, shall provide to Clearwire such information as may be requested by Clearwire from time to time to facilitate an Offering by Clearwire or its subsidiaries, including providing to Sprint’s independent registered public accounting firm information, such management representation letters and other documents, as may be required for the delivery by such registered public accounting firm of any consent required for the inclusion of Sprint’s audited consolidated financial statements in or their incorporation by reference into a registration statement or other offering document used in connection with an Offering.

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     6.3 The obligations of Clearwire set forth in this section 6 supersede the obligations of Clearwire set forth in section 6.5(a)(iii) of the Investment Agreement dated as of November 9, 2009 among Clearwire, Clearwire Communications LLC, Sprint, Comcast Corporation, Time Warner Cable Inc., Bright House Networks, LLC, Eagle River Holdings, LLC, and Intel Corporation.
7. Bundling Letters. The parties agree that as between Sprint and Clearwire only the following letters are null and void: (a) Sprint’s December 7, 2010 letter and Sprint’s December 20, 2010 letter regarding the conditional waiver of limitation on non-bundled sales in the 3G MVNO Agreement; and (b) Clearwire’s November 18, 2010 letter regarding the conditional waiver of limitation on non-bundled sales in the 4G MVNO Agreement.
8. Effective Date. The Settlement Agreement is effective and enforceable as of the later of (a) the date when both Parties have signed the Settlement Agreement or (b) the date when both Parties have signed all of the documents upon which the Settlement Agreement is contingent, which are set out in Section 5, (“Effective Date”).
9. Sprint Release. On behalf of itself and its parents, direct and indirect subsidiaries, affiliates, affiliated entities, partners, joint venturers, predecessors, successors, assigns, employees, agents, insurers, attorneys, accountants and every person or entity acting or purporting to act for or on behalf of Sprint (the “Sprint Releasing Parties”), the Sprint Releasing Parties hereby release, discharge, and acquit Clearwire and all of Clearwire’s parents, direct and indirect subsidiaries, affiliates, affiliated entities, partners, joint venturers, predecessors, successors, assigns, officers, directors, employees, agents, insurers, attorneys, accountants, and every person or entity acting or purporting to act for or on behalf of Clearwire (the “Clearwire Released Parties”), from any and all claims, liabilities, rights, demands, suits, matters, liens, obligations, damages, losses or costs, actions or causes of action of every nature and description, in law or in equity, under statute, contract, the common law, or otherwise, that the Sprint Releasing Parties have, had, or may have (whether known or unknown) against the Clearwire Released Parties, including but not limited to any direct claim, third-party claim, or assigned claims, whether known or unknown, accrued or which may accrue, asserted or unasserted, latent or patent, that are, have been, could reasonably have been, or in the future might reasonably be, asserted, arising from, related to, or in connection with the Disputes. The Parties agree that Sprint is not releasing any known or unknown claims related to (a) Sprint’s End Users’ usage on the Clearwire Network that occurred on or after January 1, 2011m to the Effective Date and (b) Clearwire’s End Users’ usage on the Sprint Network that occurred on or after January 1, 2011, to the Effective Date, and that for such usage Sprint has the right to dispute invoices, payments, and any other matter as set forth in the appropriate agreement.
10. Clearwire Release. On behalf of itself and its parents, direct and indirect subsidiaries, affiliates, affiliated entities, partners, joint venturers, predecessors, successors, assigns, employees, agents, insurers, attorneys, accountants, and every person or entity acting or purporting to act for or on behalf of Clearwire (the “Clearwire Releasing Parties”), the Clearwire Releasing Parties hereby release, discharge, and acquit Sprint and all of Sprint’s parents, direct and indirect subsidiaries, affiliates, affiliated entities, partners, joint venturers, predecessors, successors, assigns, officers, directors, employees, agents, insurers, attorneys, accountants, and every person or entity acting or purporting to act for or on behalf of Sprint (the “Sprint Released Parties”), from any and all claims, liabilities, rights, demands, suits, matters, liens, obligations, damages, losses or costs, actions or causes of action of every nature and description, in law or in equity, under statute, contract, the common law, or otherwise, that the Clearwire Releasing Parties have, had, or may have (whether known or unknown) against the Sprint Released Parties, including but not limited to any direct claim, third-party claim, or assigned claims, whether known or unknown, accrued or which may accrue, asserted or unasserted, latent or patent, that are, have been, could reasonably have been, or in the future might reasonably be, asserted, arising from, related to, or in connection with the Disputes. The Parties agree that Clearwire is not releasing any known or unknown claims related to (a) Sprint’s End Users’ usage on the Clearwire Network that occurred on or after January 1, 2011 to the Effective Date and (b) Clearwire’s End Users’ usage on the Sprint Network that occurred on or after January 1, 2011, to the Effective Date and that for such usage Clearwire has the right to dispute invoices, payments, and any other matter as set forth in the appropriate agreement.
11. Cooperation. The Parties will cooperate with each other and will take further actions and sign further documents as may be necessary to ensure this Settlement Agreement is effective and enforceable.

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12. Confidentiality. The Parties will maintain the terms of this Settlement Agreement in strict confidence. A Party may disclose the terms of this Settlement Agreement to satisfy all securities laws, rules and regulations, order of a court of competent jurisdiction, a properly issued subpoena, an inquiry by a duly constituted government agency, or an obligation to report information to a government agency, provided that such Party takes all reasonable steps to obtain a protective order to protect the confidentiality of the terms of this Settlement Agreement. In such event, the disclosing Party will provide as much notice as possible to the other Party of the intended disclosure. The Parties are not precluded from disclosing the terms of this Settlement Agreement to their auditors, accountants, attorneys, officers, or directors, provided that each such person is bound by confidentiality obligations consistent with this Settlement Agreement to that Party.
13. Power to Sign and Non-Assignment. Clearwire and Sprint represent and warrant that each has the power and authority to execute, deliver, and perform this Settlement Agreement and that neither has previously assigned or in any way transferred or conveyed all or any of the claims released by this Settlement Agreement.
14. No Admission. No agreements made herein or other consideration given will be construed as an admission of liability, all liability being expressly denied by the Parties, or that either Party has committed or engaged in any deceptive or unlawful act, violation or breach of contract or duty imposed by law.
15. Governing Law. This Settlement Agreement is and will be governed by and construed in accordance with the laws of the State of New York.
16. Counterparts and Facsimiles. This Settlement Agreement may be executed in one or more counterparts, each counterpart will be considered an original document. The facsimile signature of any Party will be deemed to have the same effect as its original signature.
17. Modifications. This Settlement Agreement may not be revised, amended or altered except by a written document signed by both Parties.
18. Covered Parties. This Settlement Agreement shall be binding upon and inure to the benefit of Clearwire, Sprint, the Clearwire Released and Releasing Parties, and the Sprint Released and Releasing Parties.
19. Entire Agreement. This Settlement Agreement is intended to be the final expression of the Parties with respect to the subjects covered. It supersedes all prior negotiations, agreements or understandings, written or oral, concerning those subject matters. Each Party declares that no promise, inducement or agreement not herein expressed has been made to or with any Party and that this Settlement Agreement contains the entire agreement between the Parties with respect to the Dispute.
20. Acknowledgment of Understanding. Each Party executing this Settlement Agreement represents that it has read carefully and understands all the provisions of the Settlement Agreement and has had sufficient opportunity to evaluate the merits of entering into this Settlement Agreement.
21. Definitions. Unless otherwise defined in this Settlement Agreement, capitalized terms will have the same meaning and effect as they have in the 4G MVNO Agreement.
IN WITNESS WHEREOF, the Parties sign this Settlement Agreement on the dates stated below:

Clearwire Communications LLC			Sprint Spectrum L.P.

By:	/s/ John Stanton		By:	/s/ Steven Elfman

	Name:	John Stanton		Name:	Steven Elfman
	Title:	Chairman & CEO		Title:	President
	Date:	April 18, 2011		Date:	April 14, 2011

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